Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of August 18, 2016, is made and entered into by and between CATHAY GENERAL BANCORP, a Delaware corporation (the “Company”), CATHAY BANK, a California corporation and a wholly-owned subsidiary of the Company (the “Bank”), and PIN TAI (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company and/or the Bank since 1999, most recently as President of the Bank;

WHEREAS, the Company and the Bank desire to memorialize the employment relationship with the Executive in his new position as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank, and his continued position as President of the Bank, and the Executive desires to be employed by the Company and the Bank in such positions, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.                  Employment and Positions. The Company and the Bank hereby agree to employ the Executive, and the Executive hereby agrees to be employed by the Company and the Bank, for the Employment Period (as defined below). During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank, and shall report, respectively, to the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board” and, together with the Company Board, the “Boards”), performing such duties and responsibilities as are customarily attendant to such positions with respect to the business of the Company and the Bank and such other duties and responsibilities as may from time to time be assigned to the Executive by the Boards (as applicable). During the Employment Period, the Executive shall also continue to serve, to the extent requested by the Company Board, as a member of the Bank Board, without additional compensation. In addition, if and when elected by the Company Board to fill a vacancy or nominated by the Company Board for election by the Company’s stockholders and subject to election by such stockholders, the Executive shall also serve as a member of the Company Board, without additional compensation.

2.                  Performance. During the Employment Period, the Executive agrees to devote his business time, energy, experience and talents to the business and affairs of the Company and the Bank, to discharge the responsibilities assigned to the Executive hereunder and by the Boards and to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage his and his family’s personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company and the Bank in accordance with this Agreement, as determined in the sole judgment of the Boards. The Executive shall perform all such services in accordance with the policies, procedures and rules established by the Company, the Bank and the Boards. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

3.                  Employment Period. Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall begin on October 1, 2016, and shall continue until September 30, 2019 (the “Initial Term”); provided, however, that beginning on the first day immediately following the expiration of the Initial Term (e.g., October 1, 2019), and on each subsequent anniversary of such day, the term of this Agreement shall be extended by an additional one (1) year period (each such period, an “Additional Term”), unless at least ninety (90) days before the end of the Initial Term or the applicable Additional Term, the Company and the Bank notify the Executive that the term of this Agreement will not be extended. If the term of this Agreement is not extended, the term of employment hereunder shall terminate as of the end of the Initial Term or the end of any Additional Term, as applicable (collectively, the “Employment Period”). Notwithstanding the foregoing, the employment of the Executive hereunder shall cease and this Agreement shall terminate, subject to Section 11(i), if and when during the Employment Period a Change of Control shall occur and the Effective Date shall have commenced (as such terms are defined in the Amended and Restated Change of Control Employment Agreement dated December 18, 2008, among the parties hereto, hereinafter the “Change of Control Agreement”), following which the terms of the Executive’s employment shall be governed exclusively by the Change of Control Agreement.

4.                  Principal Location. The Executive’s principal place of employment shall be the Company’s administrative offices in El Monte, California, or such other location or locations as the Company Board may from time to time designate.

5.                  Compensation and Benefits.

(a)                Base Salary. As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Period, the Company shall pay the Executive an annual base salary (the “Base Salary”), payable in equal installments in accordance with the applicable payroll practices, at an initial rate of $700,000 for the first year of this Agreement, subject to annual review by the Company Board for increases but not decreases; provided, however, such Base Salary may be reduced in connection with a broad-based reduction for senior executives of the Company.

(b)               Bonus, Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all bonus, cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other executive officers of the Company and the Bank.

(c)                Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company and the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executive officers of the Company and the Bank.

(d)               Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, a country club membership and use of a leased luxury automobile (Mercedes, Lexus, BMW, or equivalent) and payment of related expenses, in accordance with the plans, practices, programs and policies of the Company and the Bank for their executive officers.

(e)                Vacation. Vacation accrues on a basis equivalent to four (4) weeks per full calendar year of employment, in accordance with the Bank’s standard vacation policy and payroll practices for employees. Vacation will stop accruing after a total of 160 hours (four (4) weeks) are accumulated.

(f)                Business Expenses. The Executive shall be reimbursed by the Company and the Bank for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder in accordance with policies established by the Company and the Bank from time to time and subject to receipt by the Company or the Bank of appropriate documentation.

6.                  Covenants of the Executive. In return for the consideration in this Agreement, Executive acknowledges his agreement to comply with the following obligations:

(a)                Non-solicitation. During the Employment Period and for a period of one (1) year following termination of such employment under any circumstances, the Executive shall not willfully, directly or indirectly, (i) recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of the Executive’s employment with the Company, within twelve (12) months before or after such termination, was) an officer of the Company or any of its subsidiaries or affiliates; or (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any officer of the Company or any of its subsidiaries or affiliates to terminate such person’s employment or other relationship with the Company or any of its subsidiaries or affiliates, or in any way interfere with the relationship between the Company or any of its subsidiaries or affiliates and any such officer.

(b)               Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Bank all proprietary or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, and their respective businesses and operations, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Bank and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (the “Confidential Information”). The Executive shall not, without the prior written consent of the Company or the Bank or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company or the Bank and those persons designated by the Company or the Bank. The foregoing notwithstanding, neither this Agreement nor any other Company agreement or policy shall prohibit the Executive from making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law. The Executive is not required to notify the Company of any such reports or disclosures.

(c)                Non-Disparagement. The Executive shall refrain, both during the Employment Period and after the termination of such employment, from making or publishing any oral or written statements about the Company or any subsidiary or affiliate, or any of their known respective officers, employees, stockholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing. The foregoing restriction shall include, without limitation, statements made, whether directly or indirectly, to or on social media, internet websites, blogs and electronic bulletin boards, as well as statements to the media, including writers, researchers, reporters, magazines, newspapers, book publishers, television stations, radio stations, the motion picture industry, public interest groups, and the publishing industry generally. In the event such a communication is made to anyone, it will be considered a material breach of the terms of this Agreement. This provision is not intended to limit the Executive’s right to give nonmalicious and truthful testimony should he be subpoenaed to give such testimony, and the foregoing restrictions shall not apply with respect to the Executive’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.

(d)               Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services for the Company and its subsidiaries and affiliates, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of his employment. The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s or its subsidiaries’ or affiliates’ telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be accessed and monitored at any time without notice. Nothing contained herein is intended to constitute a waiver of Executive's privacy rights with respect to any personal e-mail, home network or home computer systems, except to the extent of any communications pertaining to the business of the Company or the Bank.

(e)                Enforcement. The Executive acknowledges that a breach of his covenants and agreements contained in this Section 6 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 6, then in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. Whenever the Executive is proven to have breached any of the covenants or agreements contained in this Section 6, after an arbitration proceeding is conducted pursuant to Section 11(n) below, the Company or the Bank (as applicable) may cease or withhold payment to the Executive of any severance payments described in Section 8, for which he otherwise qualifies under such Section 8.

7.                  Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period.

(b) Disability. If the Company determines in good faith that Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 7 of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day thereafter (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company or the Bank (as applicable) on a full-time basis for ninety (90) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(c) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without “Cause,” which means:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Company Board that specifically identifies the manner in which the Company Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or the Bank.

For purposes of this Section 7(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(d) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for, or by the Executive voluntarily without, “Good Reason,” which means:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1, or any other material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company or the Bank promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company or the Bank to comply with any of the provisions of Section 5(a), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company or the Bank promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive (A) to be based at any office or location more than thirty-five (35) miles from the current location of the Company’s administrative offices in Section 4, or (B) to be based at a location other than the administrative or executive offices of the Company;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any action or inaction that constitutes a material breach by the Company or the Bank (as applicable) of this Agreement.

(e) Notice of Termination. Any termination of employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party(ies) (as applicable) hereto given in accordance with Section 9. A “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, respectively, shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s respective rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a separation from service as referred to in Section 10(d), and the date on which such a separation from service takes place shall be the “Date of Termination.”

(g) Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company, or of the Bank or of any other subsidiaries or affiliates of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

8.                  Obligations of the Company upon Termination.

(a) Termination by the Company other than for Cause or Disability, or by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability, or the Executive terminates his employment for Good Reason, the Company or the Bank (as applicable) shall pay to the Executive, within thirty (30) days after the Date of Termination, the following sums if not already paid as of the Date of Termination: (i) the Executive’s Base Salary through the Date of Termination; (ii) the Executive’s business expenses that are reimbursable pursuant to Section 5(f), but have not been reimbursed by the Company or the Bank (as applicable); (iii) the Executive’s cash bonus, if any, for the fiscal year in which the Date of Termination occurs, if such bonus has been determined, but not yet paid; (iv) any accrued vacation pay to the extent not theretofore paid -- the sum of the amounts described in clauses (i), (ii), (iii) and (iv) shall hereafter be referred to as the “Accrued Obligations” -- and (v) as severance pay, an amount equal to one and a half year’s Base Salary calculated on the basis of the Executive’s then current Base Salary.

(b) Termination by Reason of Death or by the Company for Disability. If the Executive’s employment is terminated by reason of the Executive’s death or by the Company for Disability during the Employment Period, the Company or the Bank (as applicable) shall pay the Executive or the Executive’s estate or beneficiaries, as the case may be, within thirty (30) days thereafter, an amount equal to the Accrued Obligations and an amount equal to one and a half year’s Base Salary calculated on the basis of the Executive’s then current Base Salary.

(c) Termination by the Company for Cause or by the Executive other than for Good Reason. If, during the Employment Period, the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason, the Company or the Bank (as applicable) shall pay the Executive an amount equal to the Accrued Obligations and shall have no other obligations for payment of compensation under this Agreement.

(d) Nonexclusivity. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its subsidiaries or affiliates. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or any of its subsidiaries or affiliates at the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or any of its subsidiaries or affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company or any of its subsidiaries or affiliates, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan, program or arrangement.

9.                  Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise permitted hereunder shall in every case be in writing and shall be (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company or the Bank:	Cathay General Bancorp
9650 Flair Drive
El Monte, California 91731
Attention: General Counsel

If to the Executive:	At the Executive’s residence address as
maintained by the Company and the Bank
in the regular course of their business for
payroll purposes, with a copy to:

Barry B. Kaufman, Esq.
16133 Ventura Blvd., Suite 700
Encino, CA 91436
E-mail: bbkaufman@earthlink.net

or to such other address as shall be furnished in writing by any party to the other parties. Any such notices or other communications shall be deemed to have been given: (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, or (C) one business day after date of delivery to the overnight courier if sent by overnight courier.

10.              Compliance with Section 409A of the Code. The provisions of this Section 10 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(a)                General Suspension of Payments. If the Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of the Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following the Executive’s termination, (ii) the date of the Executive’s death, or (iii) any date that otherwise complies with Section 409A of the Code. In the event that the Executive is entitled to receive payments during the suspension period provided under this Section, the Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his termination date until paid.

(b)               Release Payments. In the event that the Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(c)                Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (ii) the Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date the Executive delivers written notice of the expenses to the Company; and (iv) the Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(d)               Separation from Service. For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of any severance payments shall be paid to the Executive prior to the date he incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(e)                Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(f)                General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or the Executive.

11.              Miscellaneous.

(a)                Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b)               Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)                Cooperation. During the Employment Period and thereafter, the Executive shall cooperate with the Company and the Bank and be reasonably available to the Company and the Bank with respect to continuing and/or future matters related to period of the Executive’s employment with the Company and/or any of its subsidiaries or affiliates or any matter of which he otherwise has knowledge, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s or the Bank’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and the Bank all pertinent information and turning over to the Company and the Bank all relevant documents which are or may come into the Executive’s possession). The Company and the Bank shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such services after the Employment Period that are approved by the Company or the Bank.

(d)               Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Company and the Bank and their successors and assigns and the Executive and the Executive’s heirs, executors, administrators and personal representatives; provided that the services provided by the Executive under this Agreement are of a personal nature, and the rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any payments upon death of the Executive under Section 8.

(e)                Executive’s Representation by Counsel. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE Executive HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE Executive’s RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE Executive FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)                Withholding. All amounts payable hereunder shall be subject to withholding for all taxes and deductions required by any federal, state, local or other applicable law.

(g)               Entire Agreement. This Agreement, together with the Change of Control Agreement, constitutes the entire agreement and understanding between the parties hereto with respect to employment of the Executive, and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have governed employment of the Executive.

(h)               Survival. The covenants set forth in Sections 6 and 11(c) shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(i)                 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, the Bank and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by any party of any available remedy, either in law or equity, or any action of any kind, shall not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(j)                 Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party(ies) against whom enforcement is sought.

(k)               Headings and References. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to Sections and subsections herein shall refer to the Sections and subsections in this Agreement unless expressly indicated otherwise.

(l)                 Jurisdiction and Venue. In connection with enforcement of equitable remedies under Section 6(e), each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of California, County of Los Angeles, and each of the parties agrees that any action to enforce equitable remedies must be commenced only in the a federal or state court located in the State of California, County of Los Angeles. All of the parties hereto hereby irrevocably waive any objection which he or it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any such suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9.

(m)             Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(n)               Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity hereof, or otherwise arising out of or relating to the Executive’s employment relationship with the Company or the Bank, shall be first submitted to mediation using a mediator of the parties' choosing or, if no agreement can be reached, using a mediator selected pursuant to a "striking" procedure based on 10 neutrals proposed by ADR Services, Inc., in Los Angeles. The cost of the mediation shall be divided equally by the parties. If the mediation is unsuccessful in resolving the parties' dispute, the matter shall be subject to, and resolved through, binding arbitration in Los Angeles, California, before a single arbitrator acceptable to the Executive, on the one hand, and the Company and the Bank, on the other hand, in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. While this Agreement has been mutually negotiated, this mandatory arbitration covenant has not been requested by the Executive and nothing contained herein should be construed as a waiver of his statutory rights protected by California Civil Code section 3513 or of his right to request temporary reallocation of the arbitration forum expenses, if based on a showing of need or exigent circumstances. The arbitrator shall issue a reasoned award applying California law, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party in any dispute relating to this Agreement, or in any dispute arising out of the Executive’s employment relationship with the Company or the Bank, shall be entitled to recover his or its reasonable attorney’s fees in addition to all reasonable related costs, including any arbitration forum expenses paid during the arbitration proceeding.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first written above.

CATHAY GENERAL BANCORP

By:	/s/ Dunson K. Cheng
	Name:	Dunson K. Cheng
	Title:	Chairman, President, and
Chief Executive Officer

CATHAY BANK

By:	/s/ Dunson K. Cheng
	Name:	Dunson K. Cheng
	Title:	Chairman and
Chief Executive Officer

EXECUTIVE

/s/ PIN TAI
PIN TAI

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